Exhibit 99.1

Contact: Matthew P. Deines, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Earns $2.2 Million, or $0.23 Per Diluted Share, in 4Q19
and a Record $9.0 Million, or $0.91 Per Diluted Share, for the Year

Port Angeles, WA (January 27, 2020) - First Northwest Bancorp (Nasdaq: FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank” or "First Federal"), today reported net income of $2.2 million, or $0.23 per diluted share, for the fourth quarter of 2019, compared to $2.5 million, or $0.25 per diluted share, for the preceding quarter and $2.1 million, or $0.21 per diluted share, in 2018.

"We delivered solid financial results for 2019, achieving revenue growth while maintaining a very strong balance sheet,” stated Matthew P. Deines, President and CEO. “Loans grew 4% during the quarter, while total deposits grew 3% during the same period, with 69% of our deposit base consisting of core deposits. We remain focused on building long-term customer relationships, offering a diverse array of banking products and services, and creating value for our customers and shareholders.”

Fourth Quarter highlights (at or for the quarter ended December 31, 2019)

•	Fourth quarter net income totaled $2.2 million, compared to $2.5 million generated in the preceding quarter and up 4.1% compared to $2.1 million in the fourth quarter a year ago;

•	Basic and diluted earnings per share was $0.23 in the fourth quarter, compared to $0.25 for the preceding quarter, and increased from $0.21 for the fourth quarter of 2018;

•
Loans receivable increased 4.4% to $878.4 million at December 31, 2019, compared to $841.1 million at September 30, 2019, and increased 1.7% when compared to $863.9 million a year ago, primarily due to growth in commercial business loans;

•	Deposits increased 3.2% during the quarter and increased 6.5% from one year prior, reaching $1.0 billion at year-end, due to various deposit strategies;

•
Repurchased 105,600 shares of our common stock at an average price of $17.33 per share during the quarter, and 477,837 shares at an average price of $16.36 per share during the year, under our 2017 stock repurchase plan. There were 25,209 remaining shares authorized for repurchase under this plan as of December 31, 2019; and

•	The Board of Directors approved a new stock repurchase plan of up to 535,097 shares, or approximately 5% of shares outstanding, to commence in 2020 upon completion of the 2017 plan.

Balance Sheet Review

Total assets increased $57.0 million, or 4.6%, during the quarter to $1.31 billion at December 31, 2019, compared to $1.25 billion three months earlier, and increased $48.6 million, or 3.9%, compared to $1.26 billion at December 31, 2018. The quarterly increase in total assets is primarily due to growth in net loans receivable and investment securities, and the year over year increase is primarily due to an increase in cash and equivalents and net loans receivable.

    Investment securities increased $26.7 million during the quarter to $315.6 million at December 31, 2019, and increased $9.1 million compared to $306.5 million at December 31, 2018. "We continue to focus on growing loan production, reflecting our strategic efforts to increase loans receivable and decrease investment securities as a percentage of earning assets over the long term," said Regina Wood, EVP/Chief Financial Officer.

    At December 31, 2019, U.S. government agency issued mortgage-backed securities ("MBS agency") comprised the largest portion of our investment portfolio at 50.8%, and totaled $160.2 million, unchanged from the previous quarter end. Other investment securities were $147.1 million at December 31, 2019, an increase of $27.7 million from $119.4 million three months earlier. Total investment securities increased $9.1 million at December 31, 2019 compared to $306.5 million at December 31, 2018, which included a $16.9 million decrease in mortgage-backed securities and a $26.0 million increase in other investment securities. The year over year increase was the result of new investment purchases, partially offset by sales, prepayment activity, and normal amortization activity during the year. The estimated average life of the total investment securities portfolio was 5.0 years, and the average repricing term was approximately 3.7 years as of December 31, 2019. "We anticipate the investment portfolio will continue to provide additional interest income, as well as a source of liquidity to fund loan growth and a means with which to manage interest rate risk. During the most recent quarter, we marked all held to maturity investments as available for sale in order to provide greater flexibility to manage changes in the investment portfolio," said Wood.

    Total loans, excluding loans held for sale, increased $37.7 million to $883.8 million at December 31, 2019 from $846.1 million at September 30, 2019, and increased $14.0 million during the year from $869.7 million a year ago. "During the quarter, we joined the Northpointe Bank Mortgage Participation Program, which provides interim financing to mortgage originators based on the contractual sale agreement of a mortgage loan, adding $22.9 million in commercial business loans to our portfolio," said Terry Anderson, EVP/Chief Credit Officer. "In addition, we continue our efforts to grow the loan portfolio, utilizing a combination of organic originations and prudent wholesale and loan participation opportunities."

Loans receivable consisted of the following at the dates indicated:

	December 31, 2019	September 30, 2019	December 31, 2018	Three Month Change	One Year Change
	(Dollars in thousands)
Real Estate:
One-to four-family	$306,014	$302,337	$336,178	$3,677	$(30,164)
Multi-family	96,098	62,173	82,331	33,925	13,767
Commercial real estate	255,722	254,058	253,235	1,664	2,487
Construction and land	37,187	64,954	54,102	(27,767)	(16,915)
Total real estate loans	695,021	683,522	725,846	11,499	(30,825)

Consumer:
Home equity	35,046	36,898	37,629	(1,852)	(2,583)
Auto and other consumer	112,119	111,312	87,357	807	24,762
Total consumer loans	147,165	148,210	124,986	(1,045)	22,179

Commercial business loans	41,571	14,325	18,898	27,246	22,673

Total loans	883,757	846,057	869,730	37,700	14,027
Less:
Net deferred loan fees	206	117	292	89	(86)
Premium on purchased loans, net	(4,514)	(4,649)	(3,947)	135	(567)
Allowance for loan losses	9,628	9,443	9,533	185	95
Total loans receivable, net	$878,437	$841,146	$863,852	$37,291	$14,585

Total deposits increased 3.2% to $1.0 billion at December 31, 2019, compared to $970.7 million at September 30, 2019 and increased 6.5% when compared to $940.3 million a year ago. Savings accounts increased 17.8% compared to a year ago, mainly due to a focused savings account offering, to $169.0 million at December 31, 2019, and represent 16.9% of total deposits; transaction accounts increased 5.5% compared to a year ago to $276.5 million at December 31, 2019, and represent 27.6% of total deposits; and certificates of deposit increased 17.9% compared to a year ago, mainly due to increased utilization of brokered certificates of deposits, to $308.1 million at year-end, and represent 30.8% of total deposits.

	December 31, 2019	September 30, 2019	December 31, 2018	Three Month Change	One Year Change
	(In thousands)
Savings	$168,983	$173,786	$143,412	$(4,803)	$25,571
Transaction accounts	276,496	274,660	262,152	1,836	14,344
Money market accounts	248,086	243,189	273,344	4,897	(25,258)
Certificates of deposit	308,080	279,065	261,352	29,015	46,728
Total deposits	$1,001,645	$970,700	$940,260	$30,945	$61,385

Total shareholders' equity was virtually unchanged at $176.9 million at December 31, 2019, compared to $177.3 million three months earlier, and was $172.3 million a year earlier. Book value per common share was $16.48 at December 31, 2019 and $15.42 at December 31, 2018. The increase in book value per share compared to a year ago was primarily due to the retirement of 477,837 shares, at a cost of $7.8 million, during 2019.

Operating Results

Net interest income before provision for loan losses remained relatively stable at $9.2 million for the fourth quarter 2019, compared to $9.4 million for both the preceding quarter and the fourth quarter a year ago. For the year 2019, net interest income before the provision for loan losses increased 2.9% to $37.9 million, compared to $36.8 million in 2018. Primarily due to loan growth, the Company recorded a $249,000 provision for loan losses during the fourth quarter of 2019. This compares to a recapture of provision for loan losses of $170,000 for the preceding quarter, and a provision for loan losses of $272,000 for the fourth quarter of 2018. For the year, the provision for loan losses was $669,000, compared to $1.2 million in 2018.

Total interest income decreased to $11.8 million for the fourth quarter 2019 compared to $12.3 million for the previous quarter, mainly due to a decrease in interest and fees on loans receivable, and $12.1 million for the fourth quarter a year ago, mainly due to a combination of a decrease in interest on investment securities and a decrease in interest and fees on loans receivable.

Total interest expense decreased to $2.6 million for the fourth quarter 2019 compared to $2.8 million for the preceding quarter, and $2.7 million for the fourth quarter a year ago. "We continue to offer competitive rates to our customers to attract and retain deposits. In addition, we believe the decreased cost to utilize short-term FHLB advances remains a good alternative for managing our balance sheet mix," said Wood.

The net interest margin decreased three basis points to 3.14% for the fourth quarter of 2019 compared to 3.17% for the third quarter of 2019, and decreased five basis points from 3.19% for the fourth quarter in 2018. "The increased competition for deposits in our markets, combined with the three interest rate reductions during the last six months, contributed to our net interest margin compression during the quarter," said Wood. For 2019, net interest margin was 3.20%, which was unchanged compared to 2018.

Noninterest income increased 26.5% to $2.4 million for the fourth quarter 2019 from $1.9 million for the third quarter 2019, and increased 50.3% compared to $1.6 million for the fourth quarter in 2018. The increase during the fourth quarter of 2019 included a $779,000 gain on sale of investment securities. Loan and deposit service fees totaled $994,000 for the fourth quarter 2019, compared to $1.0 million for the preceding quarter and $1.2 million for the fourth quarter a year ago. For the year 2019, noninterest income increased 18.5% to $7.0 million, compared to $5.9 million in 2018.

Noninterest expense totaled $8.6 million for the fourth quarter of 2019, compared to $8.4 million for the preceding quarter and $8.2 million for the fourth quarter a year ago. For the year, noninterest expense increased modestly to $33.1 million, compared to $32.9 million in 2018. The year-over-year increase is attributable to higher compensation and benefits and advertising costs, partly offset by lower professional fees.

Capital Ratios and Credit Quality

Capital levels for both the Company and its operating bank, First Federal, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at December 31, 2019.

Nonperforming loans increased $474,000 to $1.8 million at December 31, 2019, from $1.3 million at September 30, 2019, mainly attributable to an increase in nonperforming auto and other consumer loans of $373,000 and one- to four-family residential loans of $112,000. Nonperforming loans to total gross loans remained low at 0.2% at December 31, 2019, which was unchanged compared to both three months earlier and a year ago. The percentage of the allowance for loan losses to nonperforming loans was solid at 536.1% at December 31, 2019, 714.3% at September 30, 2019, and 553.3% at December 31, 2018, mainly reflecting the change in nonperforming assets over those same periods. Classified loans increased $329,000 to $5.0 million at December 31, 2019 from $4.6 million at September 30, 2019, mainly attributable to auto loans, and was $3.4 million at December 31, 2018. The allowance for loan losses as a percentage of total loans was unchanged at 1.1% at December 31, 2019, September 30, 2019 and December 31, 2018.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington state-chartered savings bank primarily serving communities in Western Washington State with thirteen banking locations - eight located within Clallam and Jefferson counties, two in Kitsap County, two in Whatcom County, and a lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

				Three	One
	December 31,	September 30,	December 31,	Month	Year
ASSETS	2019	2019	2018	Change	Change

Cash and due from banks	$13,519	$15,659	$15,430	(13.7)%	(12.4)%
Interest-bearing deposits in banks	35,220	40,822	10,893	(13.7)	223.3
Investment securities available for sale, at fair value	315,580	251,196	262,967	25.6	20.0
Investment securities held to maturity, at amortized cost	—	37,649	43,503	(100.0)	(100.0)
Loans held for sale	503	2,055	—	(75.5)	100.0
Loans receivable (net of allowance for loan losses of $9,628, $9,443, and $9,533)	878,437	841,146	863,852	4.4	1.7
Federal Home Loan Bank (FHLB) stock, at cost	6,034	4,931	6,927	22.4	(12.9)
Accrued interest receivable	3,931	3,726	4,048	5.5	(2.9)
Premises and equipment, net	14,342	14,443	15,255	(0.7)	(6.0)
Mortgage servicing rights, net	871	926	1,044	(5.9)	(16.6)
Bank-owned life insurance, net	30,027	29,754	29,319	0.9	2.4
Prepaid expenses and other assets	8,872	8,003	5,520	10.9	60.7

Total assets	$1,307,336	$1,250,310	$1,258,758	4.6%	3.9%

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$1,001,645	$970,700	$940,260	3.2%	6.5%
Borrowings	112,930	85,324	136,552	32.4	(17.3)
Accrued interest payable	373	262	521	42.4	(28.4)
Accrued expenses and other liabilities	14,392	14,838	8,071	(3.0)	78.3
Advances from borrowers for taxes and insurance	1,145	1,876	1,090	(39.0)	5.0

Total liabilities	1,130,485	1,073,000	1,086,494	5.4	4.0

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 10,731,639 at December 31, 2019; issued and outstanding 10,800,932 at September 30, 2019; and issued and outstanding 11,170,018 at December 31, 2018	107	108	112	(0.9)	(4.5)
Additional paid-in capital	102,017	102,786	105,825	(0.7)	(3.6)
Retained earnings	86,156	85,143	81,607	1.2	5.6
Accumulated other comprehensive loss, net of tax	(1,539)	(672)	(4,731)	(129.0)	67.5
Unearned employee stock ownership plan (ESOP) shares	(9,890)	(10,055)	(10,549)	1.6	6.2

Total shareholders' equity	176,851	177,310	172,264	(0.3)	2.7

Total liabilities and shareholders' equity	$1,307,336	$1,250,310	$1,258,758	4.6%	3.9%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended			Three	One
	December 31,	September 30,	December 31,	Month	Year
	2019	2019	2018	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$9,505	$10,095	$9,654	(5.8)%	(1.5)%
Interest on mortgage-backed and related securities	1,070	1,087	1,301	(1.6)	(17.8)
Interest on investment securities	1,065	921	1,044	15.6	2.0
Interest-bearing deposits and other	54	65	50	(16.9)	8.0
FHLB dividends	64	92	74	(30.4)	(13.5)
Total interest income	11,758	12,260	12,123	(4.1)	(3.0)

INTEREST EXPENSE
Deposits	2,171	2,141	1,742	1.4	24.6
Borrowings	427	691	985	(38.2)	(56.6)
Total interest expense	2,598	2,832	2,727	(8.3)	(4.7)

Net interest income	9,160	9,428	9,396	(2.8)	(2.5)

PROVISION FOR LOAN LOSSES	249	(170)	272	246.5	(8.5)

Net interest income after provision for loan losses	8,911	9,598	9,124	(7.2)	(2.3)

NONINTEREST INCOME
Loan and deposit service fees	994	1,000	1,237	(0.6)	(19.6)
Mortgage servicing fees, net of amortization	33	44	33	(25.0)	—
Net gain on sale of loans	247	655	121	(62.3)	104.1
Net gain on sale of investment securities	779	—	—	100.0	100.0
Increase in cash surrender value of bank-owned life insurance	273	147	147	85.7	85.7
Other income	97	70	74	38.6	31.1
Total noninterest income	2,423	1,916	1,612	26.5	50.3

NONINTEREST EXPENSE
Compensation and benefits	4,902	4,771	4,650	2.7	5.4
Data processing	645	680	664	(5.1)	(2.9)
Occupancy and equipment	1,233	1,161	1,125	6.2	9.6
Supplies, postage, and telephone	205	208	205	(1.4)	—
Regulatory assessments and state taxes	210	209	172	0.5	22.1
Advertising	512	197	203	159.9	152.2
Professional fees	214	278	311	(23.0)	(31.2)
FDIC insurance premium	—	(72)	76	100.0	(100.0)
FHLB prepayment penalty	—	344	—	(100.0)	n/a
Other	700	648	759	8.0	(7.8)
Total noninterest expense	8,621	8,424	8,165	2.3	5.6

INCOME BEFORE PROVISION FOR INCOME TAXES	2,713	3,090	2,571	(12.2)	5.5

PROVISION FOR INCOME TAXES	495	580	441	(14.7)	12.2

NET INCOME	$2,218	$2,510	$2,130	(11.6)%	4.1%

Basic and diluted earnings per share	$0.23	$0.25	$0.21	(8.0)%	9.5%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Twelve Months Ended		One
	December 31,		Year
	2019	2018	Change
INTEREST INCOME
Interest and fees on loans receivable	$40,166	$36,446	10.2%
Interest on mortgage-backed and related securities	4,606	5,031	(8.4)
Interest on investment securities	3,965	3,831	3.5
Interest on deposits and other	244	186	31.2
FHLB dividends	332	311	6.8
Total interest income	49,313	45,805	7.7

INTEREST EXPENSE
Deposits	8,304	5,350	55.2
Borrowings	3,144	3,663	(14.2)
Total interest expense	11,448	9,013	27.0

Net interest income	37,865	36,792	2.9

PROVISION FOR LOAN LOSSES	669	1,174	(43.0)

Net interest income after provision for loan losses	37,196	35,618	4.4

NONINTEREST INCOME
Loan and deposit service fees	3,893	4,167	(6.6)
Mortgage servicing fees, net of amortization	176	188	(6.4)
Net gain on sale of loans	1,077	577	86.7
Net gain on sale of investment securities	836	77	985.7
Increase in cash surrender value of bank-owned life insurance	708	595	19.0
Other income	322	315	2.2
Total noninterest income	7,012	5,919	18.5

NONINTEREST EXPENSE
Compensation and benefits	18,999	18,946	0.3
Data processing	2,623	2,645	(0.8)
Occupancy and equipment	4,642	4,473	3.8
Supplies, postage, and telephone	883	890	(0.8)
Regulatory assessments and state taxes	783	625	25.3
Advertising	1,081	1,002	7.9
Professional fees	1,121	1,410	(20.5)
FDIC insurance premium	82	307	(73.3)
FHLB prepayment penalty	344	—	100.0
Other	2,559	2,559	—
Total noninterest expense	33,117	32,857	0.8

INCOME BEFORE PROVISION FOR INCOME TAXES	11,091	8,680	27.8

PROVISION FOR INCOME TAXES	2,077	1,575	31.9

NET INCOME	$9,014	$7,105	26.9%

Basic earnings per share	$0.92	$0.69	33.3%
Diluted earnings per share	0.91	0.68	33.8

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Performance ratios: (1)
Return on average assets	0.71%	0.81%	0.65%	0.70%	0.68%
Return on average equity	4.99	5.65	4.77	5.12	4.96
Average interest rate spread	2.86	2.87	2.81	2.89	2.92
Net interest margin (2)	3.14	3.17	3.10	3.16	3.19
Efficiency ratio (3)	74.4	74.3	74.5	71.9	74.2
Average interest-earning assets to average interest-bearing liabilities	131.8	130.6	128.3	128.5	129.0
Book value per common share	$16.48	$16.42	$16.15	$15.78	$15.42

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.1%	0.1%	0.1%	0.1%
Nonperforming loans to total gross loans (5)	0.2	0.2	0.2	0.2	0.2
Allowance for loan losses to nonperforming loans (5)	536.1	714.3	753.8	607.7	553.3
Allowance for loan losses to total loans receivable	1.1	1.1	1.1	1.1	1.1
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	12.2%	12.0%	11.6%	11.4%	11.5%
Common equity Tier 1 capital	17.6	18.0	17.4	16.9	17.0
Tier 1 risk-based	17.6	18.0	17.4	16.9	17.0
Total risk-based	18.7	19.1	18.5	18.0	18.2

Other Information:
Average total assets	$1,242,780	$1,241,014	$1,271,085	$1,267,444	$1,246,868
Average interest-earning assets	1,167,805	1,167,353	1,198,848	1,193,684	1,177,006
Average total loans	849,741	867,647	888,757	876,639	858,075
Average equity	177,759	177,671	174,437	172,446	171,861
Average deposits	985,788	957,736	943,136	943,567	934,072

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Twelve Months Ended
	December 31,
	2019	2018
Selected Financial Ratios and Other Data:
Performance ratios:
Return on average assets	0.72%	0.58%
Return on average equity	5.13	4.09
Average interest rate spread	2.91	2.98
Net interest margin (1)	3.20	3.20
Efficiency ratio (2)	73.8	76.9
Average interest-earning assets to average interest-bearing liabilities	129.8	129.3

Asset quality ratios:
Nonperforming assets to total assets at end of period (3)	0.1%	0.1%
Nonperforming loans to total gross loans (4)	0.2	0.2
Allowance for loan losses to nonperforming loans (4)	536.1	553.3
Allowance for loan losses to total loans receivable	1.1	1.1
Net charge-offs to average outstanding loans	0.1	—

Other Information:
Average total assets	$1,255,581	$1,217,344
Average interest-earning assets	1,181,923	1,148,469
Average total loans	870,696	826,055
Average equity	175,578	173,631
Average deposits	957,557	897,656

(1)	Net interest income divided by average interest-earning assets.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(4)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.